KPMG LLP
Suite 500
191 West Nationwide Blvd.
Columbus, OH  43215-2568
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 6, 2026, with respect to the financial statements and financial highlights of Davis Equity Portfolio, Davis Financial Portfolio, and Davis Real Estate Portfolio (each a separate series of Davis Variable Account Fund, Inc.), incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
Columbus, Ohio
April 29, 2026